Exhibit 99

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp. Announces

Fourth Consecutive Quarter of Positive Earnings

YOUNGSTOWN, Ohio (November 8, 2013) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), today reported consolidated net income of $1.7 million for the three months ended September 30, 2013. The Company also reported net income of $7.8 million (before amortization of the discount on preferred stock1) for the nine months ended September 30, 2013.

Selected third quarter and year-to-date results:

•	Net income for the first nine months of 2013 was $7.8 million

•	Noninterest expense for the first nine months of 2013 was $41.8 million, down 17.8% from the first nine months of 2012

•	Delinquent loans and nonperforming assets at September 30, 2013, were down 41.2% and 44.4% respectively from December 31, 2012

•	The balance of real estate owned and other repossessed assets was $9.3 million at September 30, 2013, down 49.5% from December 31, 2012

•	Home Savings’ Tier 1 leverage ratio was 10.26% and the total risk based capital ratio was 19.78%, well in excess of regulatory minimums

Patrick W. Bevack, President and Chief Executive Officer of the Company and Home Savings, commented, “Performance throughout the third quarter continued the positive trend for our Company. With the exception of the third quarter of 2012 in which we conducted a bulk asset sale, the Company has been profitable for seven out of the last eight quarters.” Bevack continued, “We will continue to focus our efforts on maintaining the strength and profitability of our Company while maximizing shareholder value.”

Asset Quality

Delinquent loans continued to decline in the third quarter of 2013. As of September 30, 2013, delinquent loans were $27.9 million, down $20.3 million, or 42.1%, from $48.2 million at December 31, 2012. Nonperforming loans also continued to decline; as of September 30, 2013, nonperforming loans were $27.5 million, down $20.3 million, or 42.5%, from $47.8 million at December 31, 2012. Nonperforming assets were $36.8 million as of September 30, 2013, down $29.4 million, or 44.4%, from $66.2 million at December 31, 2012.

The provision for loan losses decreased to $657,000 in the third quarter of 2013, compared to $30.3 million in the third quarter of 2012. The provision for loan losses also decreased to $3.8 million in the first nine months of 2013, compared to $37.2 million in the first nine months of 2012. The decrease in the provision for loan losses in both time periods was primarily a result of the bulk asset sale that was completed in September 2012. As a result of the sale, an additional provision of $30.2 million was required in September 2012. This was the result of loans charged off in excess of specific reserves on loans included in the bulk sale. In addition, the Company recognized a recovery of $1.9 million in the third quarter of 2013 as a result of the sale of one nonperforming loan, offset by the downgrade of one commercial loan relationship resulting in a provision of $1.4 million.

In addition, the Company continued to make significant progress in the resolution of foreclosed properties in the third quarter and for the year to date. At December 31, 2012, other real estate owned and other repossessed assets (OREO) consisted of 166 properties with a book value of $18.4 million. The Company sold 37 properties totaling $1.5 million in the third quarter of 2013 and 117 properties totaling $7.9 million in the first nine months of 2013, bringing total OREO, net of inflows, to 73 properties with a net book value of $9.3 million as of September 30, 2013.

Net Interest Income and Margin

Net interest income for the three months ended September 30, 2013 and September 30, 2012 was $12.7 million and $14.1 million, respectively.

Total interest income decreased $2.2 million in the third quarter of 2013 compared to the third quarter of 2012, primarily as a result of a decrease of $205.2 million in the average balance of outstanding loans despite experiencing an increase in the yield on net loans of 5 basis points. Exclusive of the bulk sale, average loans declined by $90.4 million between the two quarterly periods.

Total interest expense decreased $758,000 for the quarter ended September 30, 2013, as compared to the same quarter last year. The change was due primarily to reductions of $753,000 in interest paid on deposits. The overall decrease in interest expense was attributable to a planned decision to decrease certificate of deposit balances. The average outstanding balance of certificates of deposit in the third quarter of 2013 declined by $111.1 million as compared to the third quarter of 2012. Also contributing to the decrease between the two quarterly periods was a reduction of 18 basis points in the cost of certificates of deposit, as well as a decrease in the cost of non-time deposits of 7 basis points.

Net interest income for the nine months ended September 30, 2013 and September 30, 2012 was $38.3 million and $46.4 million, respectively.

Total interest income decreased $12.2 million in the first nine months of 2013 compared to the first nine months of 2012, primarily as a result of a decrease of $265.7 million in the average balance of outstanding loans. Exclusive of the bulk sale, average loans for the first nine months of 2013 declined by $151.0 million as compared to the same period a year ago. The Company also experienced a decrease in the yield on net loans between the two nine month periods of 26 basis points.

Total interest expense decreased $4.0 million for the nine months ended September 30, 2013, as compared to the same period last year. The change was due primarily to reductions of $3.7 million in interest paid on deposits. The overall decrease in deposit interest expense was attributable to a shift in deposit balances from certificates of deposit to relatively less expensive non-time deposits. The average outstanding balance of certificates of deposit for the nine months ended September 30, 2013 declined by $138.1 million as compared to the same period a year ago, while non-time deposits increased by $23.7 million. Also contributing to the decrease in interest expense was a reduction of 39 basis points in the cost of certificates of deposit, offset by an increase in the cost of non-time deposits of 10 basis points.

Noninterest Income

Noninterest income in the third quarter of 2013 was $3.5 million, as compared to noninterest income for the third quarter of 2012 of $3.8 million. Decreased noninterest income was a result of lower gains recognized on the sale of securities available for sale. There was no sales activity during the third quarter of 2013, as compared to gains recognized on the sale of securities available for sale of $1.2 million in the third quarter of 2012. Also affecting the comparison, Home Savings recognized $1.2 million less in mortgage banking income in the third quarter of 2013 as compared to the same quarter in 2012. Lower mortgage banking income was the result of a lower volume of loans originated for sale during the quarter ended September 30, 2013, as compared to the same quarter in 2012. These reductions in noninterest income for the third quarter of 2013 as compared to the third quarter of 2012 were partially offset by lower losses recognized on the valuation and disposal of OREO, as well as higher service fees and other charges earned, due primarily to a recovery on the valuation of deferred mortgage servicing rights of $30,000 in the third quarter of 2013 as compared to a $672,000 expense recognized in the third quarter of 2012.

Noninterest income decreased $167,000 in the first nine months of 2013 to $15.6 million, as compared to noninterest income for the first nine months of 2012 of $15.8 million. The decrease in noninterest income was primarily attributable to a decline of $1.5 million in gains on the sale of securities in the first nine months of 2013, as compared to the same period last year. However, this was partially offset by an increase in service fees and other charges as a result of a positive valuation adjustment on deferred mortgage servicing rights of $676,000. Additionally, other income increased $1.4 million due primarily to Home Savings’ recognition of a positive valuation adjustment of $547,000 on interest rate caps during 2013 as compared to a negative valuation adjustment of $1.1 million during the first nine months of 2012. Increased debit card fee income of $342,000 earned during the first nine months of 2013 also contributed to the increase in noninterest income.

Noninterest Expense

Noninterest expense declined to $13.5 million in the third quarter of 2013, compared to $17.3 million in the third quarter of 2012. In the third quarter of 2013, salaries and employee benefits decreased because of lower expenses associated with incentive payments and a lower level of salaries as a result of fewer full-time equivalent employees at September 30, 2013, as compared to September 30, 2012. Deposit insurance premiums were lower in the third quarter of 2013 due to Home Savings being able to avail itself of more favorable insurance rates and a lower average asset base used in the calculation of insurance premiums. Professional fees were $1.5 million lower during the quarter ended September 30, 2013, as compared to the same quarter last year. The improvement in asset quality has reduced the need to engage legal counsel and other consultants to assist in the resolution of problem assets, and the third quarter of 2012 included professional fees associated with the bulk asset sale. Other expenses were lower in the third quarter of 2013, as compared to the same quarter in 2012. This positive variance is the result of lower expenses incurred for real estate taxes and other expenses paid prior to loans going into foreclosure.

Noninterest expense declined to $41.8 million in the first nine months of 2013, compared to $50.9 million in the first nine months of 2012. In the first nine months of 2013, salaries and employee benefits decreased because of the recognition of expenses associated with a restricted stock grant that occurred in the first quarter of 2012. A similar award was not granted in 2013. As was the case with the quarterly comparison described above, deposit insurance premiums were lower in the first nine months of 2013 due to Home Savings being able to avail itself of more favorable insurance rates and a lower average asset base used in the calculation of insurance premiums. Professional fees were $2.1 million lower during the nine months ended September 30, 2013 as compared to the same period last year. The improvement in asset quality reduced the need to engage legal counsel and other consultants to assist in the resolution of problem assets, and the third quarter of 2012 included professional fees associated with the bulk asset sale. Other expenses were lower in the first nine months of 2013, as compared to the same period in 2012. This positive variance is the result of lower expenses incurred for real estate taxes and other expenses paid prior to loans going into foreclosure. Lastly, prepayment penalties incurred on the early payoff of Federal Home Loan Bank advances in the second quarter of 2012 were not a recurring expenditure in 2013.

Capital and Book Value per Common Share

Home Savings’ Tier 1 leverage ratio was 10.26% as of September 30, 2013, as compared to 8.70% as of December 31, 2012 and well in excess of the minimum 8.50% Tier 1 capital ratio required under the MOU (as described below). Home Savings’ total risk-based capital ratio was 19.78% at September 30, 2013, as compared to 16.21% at December 31, 2012 well in excess of the minimum 12.00% total risk-based capital ratio required under the MOU. Tangible book value per common share at September 30, 2013 was $3.65, as compared to $5.16 at December 31, 2012. Book value per share at September 30, 2013 was affected by two items that took place in the first nine months of 2013: the $38.0 million unrealized loss on available for sale securities and the dilutive effect of the capital raise that took place in the first half of 2013, in which the Company issued 17.1 million shares in exchange for net proceeds of $42.4 million, after expenses.

Home Savings is considered well capitalized and is no longer considered a troubled institution. The Memorandum of Understanding (MOU) entered into on January 31, 2013, requires Home Savings to maintain a Tier 1 leverage ratio of 8.5% and a total risk-based capital ratio of 12.0%. As of September 30, 2013, Home Savings was in compliance with the MOU.

As of September 30, 2013, the net deferred tax asset (DTA), before valuation allowance, was $39.7 million, and at December 31, 2012, the net DTA was $28.8 million. The net DTA at September 30, 2013, includes the tax effect of the unrealized loss on available for sale securities. The Company has established a full valuation allowance against the entire net DTA.

Home Savings is a wholly-owned subsidiary of the Company and operates 33 full-service banking offices and nine loan production offices located throughout Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: www.ucfconline.com.

###

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

(1)	As part of the capital raise, we issued preferred stock that was later converted to common stock. No dividend was declared or paid on the preferred stock. However, because the preferred stock was issued at a price below the then market price of our common stock, the difference is deemed a non-cash dividend under U.S. Generally Accepted Accounting Principles and is deducted in the calculation of net income available to common shareholders. Please refer to Note 12 of the Consolidated Financial Statements found in the Company’s Form 10-Q for the period ended September 30, 2013 for further detail.

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	September 30,	December 31,
	2013	2012
	(Dollars in thousands)
Assets:
Cash and deposits with banks	$22,918	$26,041
Federal funds sold	63,212	16,572

Total cash and cash equivalents	86,130	42,613
Securities:
Available for sale, at fair value	542,811	574,562
Loans held for sale	2,894	13,031
Loans, net of allowance for loan losses of $21,032 and $21,130	1,009,029	1,066,240
Federal Home Loan Bank stock, at cost	26,464	26,464
Premises and equipment, net	20,938	21,549
Accrued interest receivable	5,200	6,238
Real estate owned and other repossessed assets	9,315	18,440
Core deposit intangible	172	238
Cash surrender value of life insurance	44,603	28,881
Other assets	8,646	10,109

Total assets	$1,756,202	$1,808,365

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Interest bearing	$1,243,443	$1,302,307
Non-interest bearing	167,167	159,767

Total deposits	1,410,610	1,462,074
Borrowed funds:
Federal Home Loan Bank advances	50,000	50,000
Repurchase agreements and other	90,583	90,598

Total borrowed funds	140,583	140,598
Advance payments by borrowers for taxes and insurance	12,126	23,590
Accrued interest payable	592	563
Accrued expenses and other liabilities	8,969	10,780

Total liabilities	1,572,880	1,637,605

Shareholders’ Equity:
Preferred stock-no par value; 1,000,000 shares authorized and no shares outstanding	—	—
Common stock-no par value; 499,000,000 shares authorized; 54,138,910 and 37,804,457 shares, respectively, issued and 50,225,367 and 33,027,886 shares, respectively, outstanding	175,282	128,026
Retained earnings	80,460	86,345
Accumulated other comprehensive income (loss)	(31,324)	6,682
Treasury stock, at cost, 3,913,543 and 4,776,571 shares, respectively	(41,096)	(50,293)

Total shareholders’ equity	183,322	170,760

Total liabilities and shareholders’ equity	$1,756,202	$1,808,365

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Interest income
Loans	$12,233	$12,207	$14,567	$37,067	$49,182
Loans held for sale	80	78	101	247	305
Securities:
Available for sale	3,364	3,384	3,219	10,176	10,253
Federal Home Loan Bank stock dividends	280	277	279	840	859
Other interest earning assets	52	41	25	102	48

Total interest income	16,009	15,987	18,191	48,432	60,647
Interest expense
Deposits	1,847	1,909	2,600	5,843	9,574
Federal Home Loan Bank advances	529	524	535	1,576	1,880
Repurchase agreements and other	929	918	928	2,756	2,766

Total interest expense	3,305	3,351	4,063	10,175	14,220

Net interest income	12,704	12,636	14,128	38,257	46,427
Provision for loan losses	657	1,113	30,279	3,834	37,223

Net interest income after provision for loan losses	12,047	11,523	(16,151)	34,423	9,204

Non-interest income
Non-deposit investment income	275	373	478	1,189	1,525
Service fees and other charges
Mortgage servicing fees	702	698	934	2,104	2,338
Deposit related fees	1,471	1,334	1,378	4,065	4,022
Mortgage servicing rights valuation	30	211	(672)	676	(230)
Mortgage servicing rights amortization	(482)	(570)	(859)	(1,712)	(2,141)
Other service fees	13	18	12	74	22
Net gains (losses):
Securities available for sale	—	1,857	1,192	2,578	5,161
Mortgage banking income	895	1,389	2,110	3,927	5,308
Real estate owned and other repossessed assets	(395)	(1,140)	(1,795)	(1,966)	(3,447)
Card fees	821	1,179	1,025	2,734	2,614
Other income	218	1,035	(51)	1,956	620

Total non-interest income	3,548	6,384	3,752	15,625	15,792

Non-interest expense
Salaries and employee benefits	7,379	7,709	8,634	22,539	25,651
Occupancy	811	851	845	2,484	2,495
Equipment and data processing	1,698	1,782	1,665	5,240	5,074
Franchise tax	385	400	521	1,216	1,396
Advertising	226	281	134	646	486
Amortization of core deposit intangible	20	23	26	66	83
Prepayment penalty	—	—	65	—	803
Deposit insurance premiums	598	603	1,012	1,755	3,176
Other insurance premiums	174	175	173	525	520
Professional fees
Legal and consulting fees	368	7	779	567	1,795
Other professional fees	393	867	1,440	1,476	2,343
Real estate owned and other repossessed asset expenses	354	293	383	1,140	1,504
Other expenses	1,122	1,377	1,653	4,106	5,541

Total non-interest expenses	13,528	14,368	17,330	41,760	50,867

Income before income taxes	2,067	3,539	(29,729)	8,288	(25,871)
Income tax expense (includes $0 income tax expense from reclassification items)	350	150	(2,838)	500	(2,838)

Net income	1,717	3,389	(26,891)	7,788	(23,033)
Amortization of discount on preferred stock	—	5,930	—	6,751	—

Earnings (loss) available to common shareholders	$1,717	$(2,541)	$(26,891)	$1,037	$(23,033)

Earnings (loss) per common share
Basic	$0.03	$(0.06)	$(0.82)	$0.02	$(0.70)
Diluted	0.03	(0.06)	(0.82)	0.02	(0.70)

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
			(In thousands, except per share data)
Financial Data
Total assets	$1,756,202	$1,787,071	$1,831,776	$1,808,365	$1,830,944
Total loans, net	1,009,029	1,008,843	1,034,415	1,066,240	1,100,328
Total securities	542,811	555,188	602,107	574,562	551,795
Total deposits	1,410,610	1,433,815	1,460,960	1,462,074	1,490,642
Total shareholders’ equity	183,322	183,759	206,511	170,760	171,580
Net interest income	12,704	12,636	12,917	14,011	14,128
Provision for loan losses	657	1,113	2,064	2,102	30,279
Noninterest income, excluding other-than-temporary impairment losses	3,548	6,384	5,693	6,952	3,752
Net impairment losses recognized in earnings	—	—	—	13	—
Noninterest expense	13,528	14,368	13,864	14,302	17,330
Income tax expense (benefit)	350	150	—	1,950	(2,838)
Net income (loss)	1,717	3,389	2,682	2,596	(26,891)
Share Data
Basic earnings (loss) per common share	$0.03	$(0.06)	$0.06	$0.08	$(0.82)
Diluted earnings (loss) per common share	0.03	(0.06)	0.05	0.08	(0.82)
Book value per common share	3.65	3.66	4.81	5.17	5.22
Tangible book value per common share	3.65	3.66	4.81	5.16	5.21
Market value per common share	3.89	4.65	3.88	2.89	3.49
Common shares outstanding at end of period	50,225	50,189	39,607	33,028	32,891
Weighted average shares outstanding—basic	50,110	43,160	33,565	32,880	32,751
Weighted average shares outstanding—diluted	50,382	43,160	33,829	33,153	32,751
Key Ratios
Return on average assets (1)	0.39%	0.74%	0.59%	0.57%	-5.67%
Return on average equity (2)	3.75%	6.46%	6.14%	6.06%	-53.53%
Net interest margin	3.04%	2.93%	3.01%	3.23%	3.17%
Efficiency ratio	81.14%	78.38%	75.55%	69.50%	93.62%
Capital Ratios
Tier 1 leverage ratio	10.26%	10.03%	9.84%	8.70%	8.27%
Tier 1 risk-based capital ratio	18.52%	18.17%	17.02%	14.95%	14.59%
Total risk-based capital ratio	19.78%	19.42%	18.28%	16.21%	15.85%
Equity to assets	10.44%	10.28%	11.27%	9.44%	9.37%
Tangible common equity to tangible assets (3)	10.43%	10.27%	11.26%	9.43%	9.36%

(1)	Net income divided by average total assets
(2)	Net income divided by average total equity
(3)	We use certain non-GAAP financial measures, such as the tangible common equity to tangible common assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. We believe TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a Company’s financial condition and capital strength. TCE, as defined by us, represents common equity less core deposit intangible assets. A reconciliation form our GAAP total equity to total assets ratio to the non-GAAP tangible common equity to tangible assets ratio is presented below:

	At or for the quarters ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
			(Dollars in thousands)
Total assets	$1,756,202	$1,787,071	$1,831,776	$1,808,365	$1,830,944
Less: Core deposit intangible	172	192	215	238	263

Tangible assets (Non-GAAP)	$1,756,030	$1,786,879	$1,831,561	$1,808,127	$1,830,681
Total common equity	183,322	183,759	206,511	170,760	171,580
Less: Core deposit intangible	172	192	215	238	263

Tangible common equity (Non-GAAP)	$183,150	$183,567	$206,296	$170,522	$171,317
Total equity/Total assets	10.44%	10.28%	11.27%	9.44%	9.37%
Tangible common equity/Tangible assets (non-GAAP)	10.43%	10.27%	11.26%	9.43%	9.36%

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
			(Dollars in thousands)
Loan Portfolio Composition
Real Estate Loans
One-to four-family residential	$575,791	$572,575	$570,377	$577,249	$587,220
Multi-family residential*	55,696	62,559	69,857	80,923	82,518
Nonresidential*	127,699	120,586	132,662	138,188	150,693
Land*	9,546	9,821	15,216	15,808	16,363
Construction Loans
One-to four-family residential and land development	38,932	32,512	32,866	28,318	32,483
Multi-family and nonresidential*	—	4,584	4,584	4,534	4,480

Total real estate loans	807,664	802,637	825,562	845,020	873,757
Consumer Loans	194,383	199,634	206,496	214,593	222,995
Commercial Loans	26,888	24,526	23,077	26,543	22,183

Total Loans	1,028,935	1,026,797	1,055,135	1,086,156	1,118,935
Less:
Allowance for loan losses	21,032	19,037	21,827	21,130	20,048
Deferred loan costs, net	(1,126)	(1,083)	(1,107)	(1,214)	(1,441)

Total	19,906	17,954	20,720	19,916	18,607

Loans, net	$1,009,029	$1,008,843	$1,034,415	$1,066,240	$1,100,328

* Categories are considered commercial real estate

	At or for the quarters ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
			(Dollars in thousands)
Real Estate Owned and Other Repossessed Assets
Beginning balance	$11,359	$15,782	$18,440	$20,206	$24,778
Acquisitions	772	389	664	2,237	1,486
Sales, net of gains	(2,352)	(3,780)	(3,017)	(3,560)	(4,834)
Changes in valuation allowance	(464)	(1,032)	(305)	(443)	(1,224)

Ending balance	$9,315	$11,359	$15,782	$18,440	$20,206

Real Estate Owned and Other Repossessed Assets Expenses
Net (gain)/loss on sales	$(69)	$126	$108	$301	$210
Net loss on sales from bulk asset transaction	—	—	—	—	413
Provision for unrealized losses, net	464	1,014	323	443	1,172
Operating expenses, net of rental income	354	293	493	239	383

Total	$749	$1,433	$924	$983	$2,178

	At or for the quarters ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
			(Dollars in thousands)
Deposit Portfolio Composition
Checking accounts
Interest bearing checking accounts	$134,766	$135,228	$136,952	$132,947	$128,794
Non-interest bearing checking accounts	167,167	165,224	169,790	159,767	159,361

Total checking accounts	301,933	300,452	306,742	292,714	288,155
Savings accounts	267,062	272,991	274,419	264,411	259,578
Money market accounts	331,449	334,242	341,804	345,651	345,428

Total non-time deposits	900,444	907,685	922,965	902,776	893,161
Retail certificates of deposit	510,166	526,130	537,995	559,298	597,481

Total certificates of deposit	510,166	526,130	537,995	559,298	597,481

Total deposits	$1,410,610	$1,433,815	$1,460,960	$1,462,074	$1,490,642

Certificates of deposit as a percent of total deposits	36.17%	36.69%	36.82%	38.25%	40.08%

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
			(Dollars in thousands)
Allowance For Loan Losses
Beginning balance	$19,037	$21,827	$21,130	$20,048	$30,933
Provision	657	1,113	2,064	2,102	30,279
Net recoveries (chargeoffs)	1,338	(3,903)	(1,367)	(1,020)	(41,164)

Ending balance	$21,032	$19,037	$21,827	$21,130	$20,048

Net Charge-offs (Recoveries)
Real Estate Loans
One-to four-family	$201	$487	$637	$317	$15,010
Multi-family	(13)	113	41	(1)	5,632
Nonresidential	381	1,288	459	224	15,340
Land	(10)	1,639	(196)	(155)	1,561
Construction Loans
One-to four-family residential and land development	(1,876)	108	(75)	259	2,658
Multi-family and nonresidential	—	(4)	18	(16)	(120)

Total real estate loans	(1,317)	3,631	884	628	40,081
Consumer Loans	143	387	443	397	1,536
Commercial Loans	(164)	(115)	40	(5)	(453)

Total	$(1,338)	$3,903	$1,367	$1,020	$41,164

	At or for the quarters ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
			(Dollars in thousands)
Nonperforming Loans
Real Estate Loans
One-to four-family residential	$6,127	$4,993	$5,978	$5,437	$5,817
Multi-family residential	705	727	1,727	2,027	1,512
Nonresidential	8,963	10,429	21,021	20,743	17,484
Land	628	656	5,957	6,047	6,228
Construction Loans
One-to four-family residential and land development	3,320	4,385	4,931	7,465	9,527
Multi-family and nonresidential	—	—	—	—	—

Total real estate loans	19,743	21,190	39,614	41,719	40,568
Consumer Loans	3,564	3,459	3,608	4,843	4,921
Commercial Loans	4,177	4,453	1,492	1,225	1,068

Total Loans	$27,484	$29,102	$44,714	$47,787	$46,557

Total Nonperforming Loans and Nonperforming Assets
Past due 90 days and on nonaccrual status	$20,946	$22,487	$36,515	$38,378	$41,335
Past due 90 days and still accruing	3,413	3,501	3,594	3,678	47

Past due 90 days	24,359	25,988	40,109	42,056	41,382
Past due less than 90 days and on nonaccrual	3,125	3,114	4,605	5,731	5,175

Total Nonperforming Loans	27,484	29,102	44,714	47,787	46,557
Other Real Estate Owned	9,276	11,203	15,349	18,075	19,732
Repossessed Assets	39	156	433	365	474

Total Nonperforming Assets	$36,799	$40,461	$60,496	$66,227	$66,763

Total Troubled Debt Restructured Loans
Accruing	$26,629	$25,165	$23,812	$21,006	$17,002
Nonaccruing	5,474	5,455	3,616	4,430	4,531

Total	$32,103	$30,620	$27,428	$25,436	$21,533